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                                                                      EXHIBIT 16

                            [Letterhead of KPMG LLP]



November 29, 2001


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Riverstone Networks, Inc. and, under the date of March 22, 2001, except as to note 23 which is as of March 28, 2001, we reported on the consolidated financial statements of Riverstone Networks, Inc. as of March 3, 2001 and February 29, 2000 and for the three year period ended March 3, 2001. On November 21, 2001 our appointment as principal accountants was terminated. We have read Riverstone Networks, Inc.'s statements included under Item 4 of its Form 8-K dated November 28, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the decision to appoint Ernst & Young was approved by the Audit Committee of the Company's Board of Directors. We also are not in a position to agree or disagree with the Company's statement that it did not consult with Ernst & Young on any matter which was the subject of any disagreement or reportable event or on the application of generally accepted accounting principles to a specific transaction, either completed or proposed.

Very truly yours,

/s/ KPMG LLP